Exhibit 10.16

PERSONAL AND CONFIDENTIAL

May 12, 2022

Ted Wang

Chairman, Chief Executive Officer

Angel Pond Holdings Corporation

950 Third Avenue, 25th Floor

New York, NY 10022

Dear Ted:

In connection with the engagement letter (the “Letter”), dated January 30, 2022, between Angel Pond Holdings Corporation (the “Company”) and Goldman Sachs & Co. LLC regarding certain capital markets advisory services in connection with the possible acquisition of all or a portion of the stock or assets of MariaDB Corporation Ab, Goldman Sachs & Co. LLC hereby confirms the termination of its services pursuant to the Letter.

Pursuant to the terms of the Letter, the following obligations of the Company shall survive this termination: (i) the disclosure and use limitations with respect to our written or oral advice and the terms of the Letter; and (ii) the obligations under Annex A of the Letter with respect to our indemnity and other matters.

Reference is also hereby made to the Underwriting Agreement, dated May 18, 2021, by and among the Company, Goldman Sachs (Asia) L.L.C. and J.P. Morgan Securities LLC (the “Underwriting Agreement”). Goldman Sachs (Asia) L.L.C. hereby waives its entitlement to receive any portion of the Deferred Discount (as defined in the Underwriting Agreement) in respect of the proposed business combination with MariaDB Corporation Ab.

Very truly yours,

GOLDMAN SACHS & CO. LLC

By:	/s/ Karthik Subramanian
Name:	Karthik Subramanian
Title:	Managing Director

GOLDMAN SACHS (ASIA) L.L.C.

By:	/s/ Vikram Chavali
Name:	Vikram Chavali
Title:	Managing Director